Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Merus N.V.:

We consent to the use of our report dated February 28, 2024, with respect to the consolidated financial statements of Merus N.V., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

February 28, 2024